Exhibit 99.01
                                  PRESS RELEASE

For Release:         Immediate

Contact:   Randy Fowler, Senior Vice President
                     Hyperion Telecommunications, Inc.
                     (412) 221-1888


          HYPERION ANNOUNCES LETTER OF INTENT WITH MCI TO BECOME PREFERRED
                      PROVIDER OF DEDICATED ACCESS CIRCUITS

                        Coudersport, PA - March 17, 1997


John J. Rigas, chairman of Adelphia Communications Corporation and Hyperion Telecommunications, Inc. announced today that Hyperion has entered into a nonbinding letter of intent with MCImetro Access Transmission Services, Inc. ("MCI"). The parties anticipate that under the final agreement, Hyperion would become MCI's preferred provider for new end user dedicated access circuits and for conversion of existing end user dedicated access circuits from incumbent local exchange carriers ("ILECs"). In addition, Hyperion would have a right of first refusal to provide MCI all new dedicated local network access circuits such as POP-to-POP or POP-to-LSO connections. These arrangements would apply to virtually all of Hyperion's current markets for a five year term with MCI having a five year renewal option.

Under the final agreement, MCI would also have the option to purchase local loop transport services from Hyperion where Hyperion is collocated with an ILEC. Also, the parties are to negotiate the terms for the utilization of Hyperion's local switches and operating support systems to provide MCI branded service.

In connection with the transaction, MCI would be issued warrants to purchase 2.5% of Hyperion's Class A Common Stock and could be issued warrants to purchase up to an additional 6% of the Class A Common Stock at fair market value at time of issuance if MCI meets certain agreed upon purchase volume revenue thresholds.

According to Dan Milliard, President and COO of Hyperion Telecommunications, Inc., "This agreement with MCI is strategically important to Hyperion for a number of reasons. First, it further solidifies our strategic relationship with MCI in the markets we serve. The agreement provides an excellent source of network traffic for our base dedicated access business and further stimulates network revenue growth for these markets.

"Additionally, this agreement provides the framework for Hyperion to negotiate an MCI branded wholesale local switched services product, whereby Hyperion's switched network would be utilized in the local markets to complement the MCI long distance networks. An agreement of this nature would be a very significant step forward into the wholesale local dial tone market, and provide an anchor that would complement our existing retail strategy of offering local dial tone in all of our networks by mid-1997. We continue to see local switched services for business customers as our most strategic product offering.

"Finally, we are excited about the prospect of MCI becoming a Hyperion shareholder. The warrants extended to MCI are exercisable at fair market value, which provides liquidity to Hyperion if exercised, and further diversifies our shareholder base. Also, the performance warrants are targeted to revenue targets which, when met, will enhance our growth over the next several years. In summary, we feel this agreement, and the definitive agreements to follow, further position Hyperion as a leading CLEC and provide an important cornerstone to building shareholder value."

Donald Lynch, Senior Vice President of Financial Operations for MCI, stated, "This letter of intent with Hyperion supports our growing relationship with and confidence in Hyperion and our stated local strategy of expanding MCI's local capabilities through four vehicles: building our own networks, leasing facilities, reselling local service and entering into arrangements with the new local service providers."

Hyperion is a leading Competitive Local Exchange Carrier that designs, constructs, operates and manages state-of-the-art fiber optic networks and facilities in 21 markets through joint ventures and subsidiary operating companies primarily in the eastern half of the U.S. The outstanding common stock of Hyperion is 83% owned by Adelphia, the seventh largest cable television operator in the U.S., which currently serves approximately 1.9 million subscribers in 15 states.